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                                                                    Exhibit 99.1

Contacts:
Amerin:     Jonathan T. McGrain, 312.540.6908
CMAC:       Emily Riley, 800.523.1988, ext. 3127

                            Amerin and CMAC to Merge
          New Company Will Be #2 Mortgage Insurer with $78.0 Billion in
                  Insurance In Force and $1.3 Billion in Assets

      Chicago, Ill., and Philadelphia, Pa., November 23, 1998 - Amerin Corporation (NASDAQ: AMRN) and CMAC Investment Corporation (NYSE: CMT) today announced a merger agreement to create the country's second largest mortgage insurance company. The combined company will be headquartered in Philadelphia.

      The transaction, which has been approved by the boards of directors of both companies, calls for Amerin stockholders to receive .5333 shares of CMAC common stock in a tax-free exchange for each share of Amerin common stock. Consummation of the merger is subject to a number of conditions, including approval by the stockholders of both companies, and by certain regulatory agencies and state insurance commissions. The transaction is expected to close in the first quarter of 1999 and to be accounted for on a pooling of interests basis.

      The new company will serve more than 3,500 lending customers, including 21 of the top 30 mortgage originators. However, with a few exceptions, there is little client overlap. Amerin has successfully targeted a relatively small group of top lenders, many looking to centralize their mortgage insurance decisions and capitalize on cutting-edge structured finance solutions, such as captive reinsurance. CMAC has a much broader group of lending partners and offers an array of alternative products and sophisticated risk management services.

      Following the merger, Frank P. Filipps, 51, president and chief executive officer of CMAC, will be chairman and chief executive officer. Roy J. Kasmar, 42, president and chief operating officer of Amerin, will hold the same positions with the new company. Gerald L. Friedman, 61, chairman and chief executive officer of Amerin, will become chairman emeritus, and Herbert Wender, 61, chairman of CMAC, will become chairman of the executive committee of the board of directors. The new board will initially be made up of members from Amerin's and CMAC's boards consistent with the exchange ratio of the merger.

      Commenting on the merger, Mr. Filipps said, "The merger is about creativity, breaking the mold, and a commitment to delivering the best-of-the-best. Our stockholders will be owners
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of a much larger, stronger, and more efficient company, which we believe will offer greater prospects for growth and earnings. The new company will be a powerful combination of the strong points of our two companies: innovation and responsiveness."

      Mr. Kasmar remarked, "Over the past few years, Amerin and CMAC have redefined mortgage insurance, pioneering new risk and revenue sharing arrangements to create profits for lenders and new products that make mortgage insurance a better deal for borrowers. Our new company will lead the way in delivering the types of breakthrough products and services that lenders need, through its extensive branch network and field organization."

      The merged company expects operating earnings accretion after the first full quarter of combined operations. This is anticipated to result from pro-forma annualized savings in operating expenses of $15 million in 1999.

      Based on the unaudited results for Amerin and CMAC at September 30, 1998, and for the nine-month period then ended, on a pro-forma basis, the combined company would have produced a market share of 19.1% and held the number two spot in the industry. The combined company would have had assets of $1.3 billion, market capitalization of $1.6 billion (as of November 20, 1998), insurance in force of $78.0 billion, new insurance written of $25.9 billion and net income of $105.2 million. Estimated transaction costs of $20 million and write-downs of $15 million are expected to be incurred immediately following the closing.

      Amerin and CMAC plan to continue operating under their current names until the merger closes, at which time a new name for the merged company will be introduced.

      Donaldson, Lufkin & Jenrette and Morgan Stanley & Co. Incorporated acted as Amerin's financial advisors in this transaction and Schroder & Co. Inc. acted as financial advisor for CMAC.

      Amerin Corporation is the parent company of Amerin Guaranty Corporation. CMAC Investment Corporation is the parent company of CMAC (Commonwealth Mortgage Assurance Company). The companies provide private mortgage insurance and risk management services to mortgage lending institutions nationwide. Private mortgage insurance protects lenders from default-related losses on residential first mortgage loans made to home buyers who make down payments of less than 20 percent of the home's value, and facilitates the sale of mortgage loans in the secondary market.

      The following is a "Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995:


      The statements contained in this release that are not historical facts are forward-looking statements. Actual results may differ materially from those projected in the forward-looking statements. These forward-looking statements involve risks and uncertainties including, but not limited to, the risk that there is a substantial delay in the expected closing of the merger, that there are unexpected costs in connection with combining the parties' operations, that the
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combined company is unable to achieve anticipated savings in operating expenses, that housing demand may decrease as a result of higher-than-expected interest rates, adverse economic conditions, or other reasons; that seasonality may be different than the historical pattern; that the market share of the segment of the mortgage market served by the mortgage insurance industry may decline as a result of competition from government programs or other substitute products; and that Amerin's or CMAC's share of originations having private mortgage insurance may decline as a result of competition or other factors. Investors are also directed to other risks discussed in documents filed by Amerin and CMAC with the Securities and Exchange Commission.


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